10-Q Document

Exhibit 4.1

Execution Version

FIRST AMENDMENT

TO

CREDIT AGREEMENT

DATED AS OF SEPTEMBER 30, 2015

AMONG

CHESAPEAKE ENERGY CORPORATION,
AS THE BORROWER,

MUFG Union Bank, N.A.,
AS ADMINISTRATIVE AGENT, CO-SYNDICATION AGENT, A SWINGLINE LENDER
AND A LETTER OF CREDIT ISSUER,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
AS CO-SYNDICATION AGENT, A SWINGLINE LENDER
AND A LETTER OF CREDIT ISSUER,

AND

THE LENDERS
PARTY HERETO

MUFG UNION BANK, N.A. AND
WELLS FARGO SECURITIES, LLC
AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

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FIRST AMENDMENT TO CREDIT AGREEMENT
This First Amendment to Credit Agreement (this “Amendment”) dated as of September 30, 2015, is among Chesapeake Energy Corporation, an Oklahoma corporation (the “Borrower”), each of the undersigned guarantors (the “Guarantors”), each Lender (as defined below) party hereto, and MUFG Union Bank, N.A., as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”).
RECITALS
A.The Borrower, the Administrative Agent and the banks and other financial institutions from time to time party thereto (together with their respective successors and assigns in such capacity, each a “Lender”) have entered into that certain Credit Agreement dated as of December 15, 2014 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”).
B.The Borrower has requested, and the Majority Lenders or all Lenders, as applicable, have agreed, to amend certain provisions of the Credit Agreement on the terms and conditions set forth herein.
C.NOW, THEREFORE, to induce the Administrative Agent and the Lenders to enter into this Amendment and in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1.  Definitions. Unless otherwise defined in this Amendment, each capitalized term used in this Amendment has the meaning assigned to such term in the Credit Agreement. Unless otherwise indicated, all section references in this Amendment refer to sections of the Credit Agreement.
Section 2.  Amendments to Credit Agreement.
2.1    Amendment to Section 1.1. The following defined terms set forth in Section 1.1 of the Credit Agreement are hereby amended in their entirety to read as follows:
“Applicable Margin” shall mean, for any day other than a day during a Borrowing Base Trigger Period, with respect to any ABR Loan or LIBOR Loan, as the case may be, the rate per annum set forth in the grid below based upon the Pricing Level in effect on such day:

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Level	Applicable Rating S&P/Moody’s	LIBOR Loans	ABR Loans	Commitment Fee Rate
Pricing Level 1	BB/Ba2 or lower	200.0	100.0	35.0
Pricing Level 2	BB+/Ba1	162.5	62.5	25.0
Pricing Level 3	BBB-/Baa3	150.0	50.0	20.0
Pricing Level 4	BBB/Baa2	125.0	25.0	17.5
Pricing Level 5	BBB+/Baa1 or higher	112.5	12.5	15.0

The applicable pricing level in the leftmost column in the table above (with respect to the table immediately above, the “Pricing Level”) will be based on the Applicable Ratings from S&P and Moody’s. For purposes hereof, (a) if either S&P or Moody’s shall not have in effect an Applicable Rating (other than by reason of the circumstances referred to in the second succeeding paragraph), then the applicable Pricing Level will be based on the single available Applicable Rating, (b) if the Applicable Ratings established by S&P and Moody’s shall fall within different Pricing Levels, the applicable Pricing Level shall be based on the higher of the two Applicable Ratings unless one of the two ratings is two or more Pricing Levels lower than the other, in which case the applicable Pricing Level shall be determined by reference to the Pricing Level one rating lower than the higher of the two Applicable Ratings, and (c) if the Applicable Ratings established by S&P and Moody’s shall be changed other than as a result of a change in the rating system of S&P or Moody’s, such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent. Each change in the applicable rate shall apply during the period commencing on the effective date of such change and ending on the day immediately preceding the effective date of the next such change.
For any day when no Applicable Rating is in effect, the Applicable Margin with respect to LIBOR Loans and ABR Loans and the Commitment Fee Rate shall be the rates set forth opposite Pricing Level 1.
If the rating system of S&P or Moody’s shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin with respect to LIBOR Loans and ABR Loans and the Commitment Fee Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

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Notwithstanding the foregoing, for any day during a Borrowing Base Trigger Period, “Applicable Margin” shall mean, with respect to any ABR Loan or LIBOR Loan, as the case may be, the rate per annum set forth in the grid below based upon the Pricing Level in effect on such day:

Level	Borrowing Base Utilization Percentage	LIBOR Loans	ABR Loans Margin	Commitment Fee Rate
Pricing Level 1	>75%	275.0	175.0	50.0
Pricing Level 2	<75%	250.0	150.0	50.0
Pricing Level 3	<50%	225.0	125.0	37.5
Pricing Level 4	<25%	200.0	100.0	37.5

The applicable pricing level in the leftmost column in the table immediately above (with respect to the table immediately above, the “Pricing Level”) will be based on the Borrowing Base Utilization Percentage set forth in the second leftmost column. Each change in the Applicable Margin or the Commitment Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change, provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 9.13(a), then until such time as a Reserve Report is delivered the “Applicable Margin” and “Commitment Fee Rate” means the rate per annum set forth opposite Pricing Level 1.
“Borrowing Base” shall mean, at any time, an amount equal to the amount determined in accordance with Section 2.14, as the same may be adjusted from time to time pursuant to the provisions thereof; provided that the Borrowing Base on the First Amendment Effective Date shall be $4,000,000,000.
“Borrowing Base Required Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding at least 85% of the unused Adjusted Total Commitment at such date and the Total Exposure (excluding the Exposure of Defaulting Lenders) at such date or (b) if the Total Commitment has been terminated, Non-Defaulting Lenders having or holding at least 85% of the Total Exposure (excluding the Exposure of Defaulting Lenders) at such date.
“Borrowing Base Trigger Period” shall mean:
(a) the period (the “Special Borrowing Base Trigger Period”) commencing on the First Amendment Effective Date and continuing until the later of (i) the first anniversary of the First Amendment Effective Date and (ii) either (A) the

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first Business Day on which (1) the rating of the Index Debt is BB+ or higher from S&P (with an Index Debt rating of at least Ba2 from Moody’s) or Ba1 or higher from Moody’s (with an Index Debt rating of at least BB from S&P) and (2) the Leverage Ratio of the Borrower (as of the date of the most recent financial statements delivered to the Administrative Agent pursuant to Section 9.1) does not exceed 3.00:1.00 or (B) the first Business Day on which the rating of the Index Debt is BBB- or higher from S&P (with an Index Debt rating of at least Ba1 from Moody’s) or Baa3 or higher from Moody’s (with an Index Debt rating of at least BB+ from S&P) (such date the “First Unsecured Period Date”); and
(b) at any time after the First Unsecured Period Date,
(i) the first Business Day following a Borrowing Base Trigger Event until the first Business Day on which the rating of the Index Debt is BB or higher from S&P (if then rated by S&P) and Ba2 or higher from Moody’s (if then rated by Moody’s); or
(ii) the period commencing with the date on which the Borrower elects under Section 13.18 to have the Facility governed by a Borrowing Base and ending on any date on which the Borrower has elected to cease to have the Facility governed by a Borrowing Base, provided that on such date, no Borrowing Base Trigger Event is in effect.
“Collateral Coverage Ratio” shall mean as of any date of determination, the ratio of the PV-9 of the Borrowing Base Properties that constitute Mortgaged Properties to the lesser of (a) the Borrowing Base and (b) the Commitments then in effect.
“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Group Members, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded, without duplication, (a) the income (or loss) of any Person (other than a Group Member) in which any Group Member has an ownership interest and any income represented by any dividends, distributions or proceeds of redemptions of Capital Stock in respect of any Person (other than a Group Member) in which a Group Member has an ownership interest, except, in each case, to the extent of the amount of cash dividends and other distributions actually paid to any Group Member during such period, and (b) the undistributed earnings of any Group Member to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Credit Document) or Requirement of Law applicable to such Group Member; provided that any non-cash income attributable to cancellation or early extinguishment of any Indebtedness of any Group Member shall be excluded in calculating Consolidated Net Income and Consolidated EBITDA.

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“First Scheduled Redetermination Date” shall mean (a) during the Special Borrowing Base Trigger Period, April 15, 2016 and (b) during any other Borrowing Base Trigger Period, (i) with respect to the Borrowing Base, the first June 15th occurring more than six (6) months after the Borrowing Base Trigger Event initiating such Borrowing Base Trigger Period and (ii) with respect to PV-9, the first June 15th or October 30th occurring more than six (6) months after such Borrowing Base Trigger Event.
“Permitted Refinancing Indebtedness” shall mean, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued or incurred in exchange for, or the net proceeds of which are used to modify, extend, refinance, renew, replace or refund (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (A) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to such Refinancing except by an amount equal to the unpaid accrued interest and premium thereon plus other amounts paid and fees and expenses incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (B) if the Indebtedness being Refinanced is Indebtedness permitted by Section 10.1(g) or 10.1(h), the direct and contingent obligors with respect to such Permitted Refinancing Indebtedness are not changed (except that a Credit Party may be added as an additional obligor), (C) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 10.1(f), such Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness (provided that, if the Refinancing is of any of the Existing Contingent Convertible Notes, then such Permitted Refinancing Indebtedness shall have a stated maturity and, if applicable, any mandatory call date not earlier than the date that is 91 days after the Maturity Date in effect at the time such Permitted Refinancing Indebtedness is incurred), and (D) if the Indebtedness being Refinanced is Indebtedness permitted by Section 10.1(g) or 10.1(h)), terms and conditions of any such Permitted Refinancing Indebtedness, taken as a whole (excluding terms as to interest rates, fees, floors, funding discounts and redemption or prepayment premiums), are either (A) reasonably satisfactory to the Administrative Agent or (B) either (1) not be materially more restrictive, taken as a whole, to the Borrower and its Restricted Subsidiaries, than the Loan Documents (or the Lenders receive the benefit of the more restrictive terms which, for avoidance of doubt, may be provided to them without their consent) or (2) apply after the Maturity Date; provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence or issuance of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the

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Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement.
2.2    Further Amendment to Section 1.1. Section 1.1 of the Credit Agreement is hereby amended to add thereto the following definitions:
“Borrowing Base Utilization Percentage” shall mean, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Total Exposures of the Lenders on such day, and the denominator of which is the lesser of (a) the Total Commitment in effect on such day or (b) the Borrowing Base in effect on such day.
“Consolidated Interest Charges” shall mean, for any Test Period, the sum of (a) all cash interest and loan fees (other than non-recurring loan fees, including without limitation administrative fees, arrangement fees, amendment fees and upfront fees) in respect of Indebtedness (including that attributable to Capital Lease Obligations) of any Group Member deducted in determining Consolidated Net Income for such period, together with all interest and loan fees (other than non-recurring loan fees, including, without limitation, administrative fees, arrangement fees, amendment fees and upfront fees) capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period but excluding amortization of interest and loan fees (other than non-recurring loan fees, including without limitation administrative fees, arrangement fees, amendment fees and upfront fees) capitalized or deferred during an earlier period plus (b) all fees, expenses and charges in respect of letters of credit issued for the account of any Group Member deducted in determining Consolidated Net Income for such period, together with all such fees, expenses and charges in respect of letters of credit capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period, all as determined on a consolidated basis in accordance with GAAP. Revenues and expenses derived from Hedge Agreements related to interest rates or dividend rates will be treated as adjustments to interest expense for purposes of this definition.
“Existing Contingent Convertible Notes” shall mean the Borrower’s 2.75% Contingent Convertible Senior Notes due 2035, 2.50% Contingent Convertible Senior Notes due 2037 and 2.25% Contingent Convertible Senior Notes due 2038.
“First Amendment” shall mean that certain First Amendment to Credit Agreement dated as of September 30, 2015 among the Borrower, the Administrative Agent and Lenders constituting at least the Majority Lenders.
“First Amendment Effective Date” shall mean the “Effective Date,” as such term is defined in the First Amendment.

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“First Lien Secured Leverage Ratio” shall mean, as of the last day of each fiscal quarter of the Borrower, the ratio of (a) Total Exposure as of such day to (b) Consolidated EBITDA for the Test Period ending on such day.
“Interest Coverage Ratio” shall mean, as of the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated EBITDA for the Test Period ending on such day to (b) Consolidated Interest Charges for the Test Period ending on such day.
“Junior Debt” shall mean (a) any borrowed money Indebtedness subordinated in right of payment to the Loans and (b) during a Borrowing Base Period, (1) any borrowed money Indebtedness subordinated in right of payment to the Loans, (2) any borrowed money Indebtedness secured by a subordinate Lien on all or any part of the Collateral, and (3) any unsecured borrowed money Indebtedness.
2.3    Amendment to Section 2.14(c)(iii). The first sentence of Section 2.14(c)(iii) of the Credit Agreement is hereby amended to read in its entirety as follows:
(A) Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by the Borrowing Base Required Lenders, (B) any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders, (C) any Proposed PV-9 that would increase the PV-9 then in effect must be approved or be deemed to have been approved by the Borrowing Base Required Lenders and (D) any Proposed PV-9 that would decrease or maintain the PV-9 then in effect must be approved or be deemed to have been approved by the Required Lenders, in each case, as determined in each such Lender’s sole discretion and in good faith, consistent with each such Lender’s usual and customary oil and gas lending criteria as they exist at the particular time as provided in this Section 2.14(c)(iii).
2.4    Further Amendment to Section 2.14(c)(iii). The fourth and fifth sentences of Section 2.14(c)(iii) of the Credit Agreement are hereby amended in their entirety to read as follows:
If, at the end of such 15-day period, the Borrowing Base Required Lenders (in the case of a Proposed Borrowing Base or PV-9 that would increase the Borrowing Base or PV-9 then in effect) or the Required Lenders (in the case of a Proposed Borrowing Base or PV-9 that would decrease or maintain the Borrowing Base or PV-9 then in effect) have approved or been deemed to have approved, as aforesaid, then the Proposed Borrowing Base or PV-9, as the case may be, shall become the new Borrowing Base or PV-9, as applicable, effective on the date specified in Section 2.14(d). If, however, at the end of such 15-day period, the Borrowing Base Required Lenders or the Required Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, a new Borrowing Base and/or PV-9, then the Administrative Agent shall promptly thereafter poll the

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Lenders to ascertain the highest Borrowing Base or PV-9, as applicable, then acceptable to the Borrowing Base Required Lenders (in the case of any increase to the Borrowing Base or to the PV-9) or a number of Lenders sufficient to constitute the Required Lenders (in any other case) and such amount shall become the new Borrowing Base or PV-9, as applicable, effective on the date specified in Section 2.14(d).
2.5    Amendment to Section 2.14(d). The introductory clause of Section 2.14(d) of the Credit Agreement is hereby amended to read in its entirety as follows:
After a redetermined Borrowing Base or PV-9 is approved or is deemed to have been approved by the Borrowing Base Required Lenders or the Required Lenders, as applicable, pursuant to Section 2.14(c)(iii), the Administrative Agent shall promptly thereafter notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base or PV-9, as the case may be (the “New Determination Notice”), and such amount, subject to Section 2.14(e), shall become the new Borrowing Base or PV-9, as applicable, effective and applicable to the Borrower, the Administrative Agent, the Letter of Credit Issuers and the Lenders:
2.6    Further Amendment to Section 2.14(d) Section 2.14(d)(i)(A) of the Credit Agreement is hereby amended to read in its entirety as follows:
(A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 9.13(a) and (b) in a timely and complete manner, then (x) in the case of the Borrowing Base, on June 15th (or, in the case of the First Scheduled Redetermination Date with respect to the Special Borrowing Base Trigger Period, April 15, 2016), and (y) in the case of PV-9, on June 15th (or, in the case of the First Scheduled Redetermination Date with respect to the Special Borrowing Base Trigger Period, April 15, 2016) and October 30th following such notice, or
2.7    Amendment to Section 9.10(a). The following sentence is hereby added to the end of Section 9.10(a) of the Credit Agreement:
Notwithstanding the foregoing and with respect only to the Special Borrowing Base Trigger Period, the Borrower will execute and deliver, or will cause to be executed and delivered, (i) within 60 days after the First Amendment Effective Date, Mortgages granting a security interest in Collateral equal to at least 60% of the value of Collateral necessary to satisfy the Collateral Requirement, and (ii) within 90 days after the First Amendment Effective Date, the remaining Mortgages necessary to satisfy the Collateral Requirement.
2.8    Amendment to Section 9.10(c). The first sentence of Section 9.10(c) of the Credit Agreement is hereby restated in its entirety to read as follows:
During a Borrowing Base Trigger Period, subject to any applicable limitations set forth in the Credit Documents, the Borrower will deliver to the Administrative

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Agent for filing, registration or recording all documents and instruments, including Uniform Commercial Code or other applicable personal property and financing statements (a) required to satisfy the Collateral Requirements and (b) otherwise reasonably requested by the Administrative Agent to be filed, registered or recorded to create or continue, as applicable, the Liens intended to be created by any Security Document and perfect such Liens to the extent required by, and with the priority required by, such Security Document to the Administrative Agent and none of the Collateral shall be subject to any other pledges, security interests or mortgages, except for Liens permitted under Section 10.2.
2.9    Amendment to Section 9.13(a). The following sentence is hereby added to the end of Section 9.13(a) of the Credit Agreement:
Notwithstanding the foregoing and with respect only to the first Reserve Report to be delivered after the First Amendment Effective Date, the Borrower shall furnish to the Administrative Agent, on or before March 15, 2016, the May 1st Reserve Report evaluating Proved Reserves as of January 1, 2016.
2.10    Amendment to Section 10.1(s). Section 10.1(s) of the Credit Agreement is hereby amended to read in its entirety as follows:
(s)    Indebtedness (x) secured by Liens on the Collateral subordinate to the Lien securing the Obligations under the Security Documents, provided that (i) at the time of, and after giving pro forma effect to, the incurrence of such Indebtedness, no Default, Event of Default, or Borrowing Base Deficiency shall exist and be continuing and the Collateral Requirements shall be satisfied, (ii) to the extent the terms and documentation for such indebtedness are not substantially consistent with the corresponding Loan Documents (excluding terms as to interest rates, fees, floors, funding discounts and redemption or prepayment premiums), either (A) such terms and documentation shall be reasonably satisfactory to the Administrative Agent or (B) such terms and documentation shall either (1) not be materially more restrictive, taken as a whole, to the Borrower and its Restricted Subsidiaries, than the Loan Documents (or the Lenders receive the benefit of the more restrictive terms which, for avoidance of doubt, may be provided to them without their consent), in each case, as certified by a Responsible Officer of the Borrower in good faith or (2) apply after the applicable Maturity Date, (iii) the holders of such Indebtedness will have entered into an intercreditor agreement related to the Liens of those holders and those in favor of the Administrative Agent, reasonably acceptable to the Administrative Agent subordinating their Lien to that securing the Obligations, (iv) such Indebtedness will not have scheduled amortization and will not mature by its terms prior to 91 days after the Maturity Date in effect at the time such Indebtedness is incurred, and (v) the principal amount of such Indebtedness together with interest and fees accrued thereon, shall not exceed $2,000,000,000; provided further, that if any portion of such Indebtedness is issued after the First Scheduled Redetermination Date during the Special Borrowing Base Trigger Period, the Total Commitment shall be reduced by an amount equal to 25% of the principal amount of such Indebtedness

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issued after such Scheduled Redetermination and secured by such subordinated Liens, and (y) secured by Liens in an amount not to exceed 10% of the Borrowing Base in effect at the time of issuance, provided that such Indebtedness is secured by Liens on Property of the Group Members that does not constitute Collateral;
2.11    Amendment to Section 10.2(t). Section 10.2(t) of the Credit Agreement is hereby amended to read in its entirety as follows:
(t)    Liens securing any Indebtedness permitted by Sections 10.1(j) or, during a Borrowing Base Trigger Period, Section 10.1(s);
2.12    Amendment to Section 10.7. Section 10.7(a) of the Credit Agreement is hereby amended in its entirety to read as follows:
(a)    The Borrower will not, and will not permit any Restricted Subsidiary to, optionally prepay, repurchase or redeem or otherwise defease any Permitted Additional Debt comprised of senior subordinated or subordinated Indebtedness (it being understood that payments of regularly scheduled cash interest in respect of, and payment of principal on the scheduled maturity date of such Permitted Additional Debt shall be permitted); provided, however, that the Borrower or any Restricted Subsidiary may optionally prepay, repurchase, redeem or defease any such Permitted Additional Debt (i) with the proceeds of any Permitted Refinancing Indebtedness, (ii) by converting or exchanging such Permitted Additional Debt to Stock (other than Disqualified Stock) of the Borrower, and (iii) so long as no Event of Default has occurred and is continuing or would result therefrom and the Borrower is in compliance on a Pro Forma Basis with the Financial Performance Covenants; and
2.13    Further Amendment to Section 10.7. There is hereby added to Section 10.7 of the Credit Agreement a new Section 10.7(c), which shall read in its entirety as follows:
(c)    During any Borrowing Base Trigger Period, the foregoing Sections 10.7(a) and (b) of this Agreement shall be replaced by the following:
“(a)    The Borrower will not, and will not permit any Restricted Subsidiary to, optionally prepay, repurchase or redeem or otherwise defease any Junior Debt (it being understood that payments of regularly scheduled cash interest in respect of, and payment of principal on the scheduled maturity date of such other Indebtedness shall be permitted); provided, however, that the Borrower or any Restricted Subsidiary may optionally prepay, repurchase, redeem or defease any Junior Debt (i) with the proceeds of any Permitted Refinancing Indebtedness, (ii) by converting or exchanging such Junior Debt to Stock (other than Disqualified Stock) of the Borrower, or (iii) so long as (A) no Event of Default has occurred and is continuing or would result therefrom and (B) either (1) the Available Commitment is not less than 33% of the then-effective Loan Limit (after giving effect to such prepayment, repurchase, redemption or defeasance) or (2) both (x) the Available Commitment is not less than 10% of the

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then-effective Loan Limit (after giving effect to such prepayment, repurchase, redemption or defeasance) and (y) the Leverage Ratio of the Borrower (as of the date of the most recent financial statements delivered to the Administrative Agent pursuant to Section 9.1) does not exceed 4.00:1.00; and
(b)    The Borrower will not amend or modify the documentation governing any Junior Debt or the terms applicable to any of the foregoing to the extent that (i) any such amendment or modification, taken as a whole, would be adverse to the Lenders in any material respect (it being agreed that any amendment or modification of the terms with respect to any of the Existing Contingent Convertible Notes to change (1) the stated maturity thereof or any mandatory call date applicable thereto (so long as such stated maturity or mandatory call date is not sooner than the then-current Maturity Date), (2) the interest rate and/or dates of cash interest payments applicable thereto, and/or the relevant rate of exchange to Stock of the Borrower would not be adverse to the Lenders in any material respect) or (ii) the documentation governing any such Junior Debt, as so amended or modified, would not (A) be permitted to be included in the documentation governing any senior subordinated or subordinated Permitted Additional Debt or (B) permit such Indebtedness to be incurred pursuant to Section 10.1(s).”
2.14    Amendment to Section 10.11(a). Section 10.11(a) of the Credit Agreement is hereby amended to read in its entirety as follows:
(a)    Leverage Ratio. Other than during an Investment Grade Period or a Borrowing Base Trigger Period, the Borrower will not permit its Leverage Ratio to exceed 4.00:1.00.
2.15    Further Amendment to Section 10.11. There is hereby added to Section 10.11 of the Credit Agreement a new Section 10.11(c), which shall read in its entirety as follows:
(c)    Borrowing Base Trigger Period Covenants. During a Borrowing Base Trigger Period (beginning with the fiscal quarter ending September 30, 2015), the Borrower will not permit,
(i)    its First Lien Secured Leverage Ratio to exceed (A) 3.50:1.00 for any Test Period ending on or before December 31, 2017 or (B) 3.00:1.00 for any Test Period ending thereafter; or
(ii)    its Interest Coverage Ratio to be less than (A) 1.10:1.00 for any Test Period ending on or before March 31, 2017; (B) 1.15:1.00 for the Test Period ending June 30, 2017; (C) 1.20:1.00 for the Test Period ending September 30, 2017, or (C) 1.25:1.00 for any Test Period ending December 31, 2017 or later.
2.16    Amendment to Section 13.18(b). Section 13.18(b) of the Credit Agreement is hereby amended to read in its entirety as follows:

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(b)    At any time during a Borrowing Base Trigger Period (other than the Special Borrowing Base Trigger Period), as long as no Borrowing Base Trigger Event has occurred and is continuing, the Borrower may provide notice to the Administrative Agent of its election to exit such Borrowing Base Trigger Period and enter into an Unsecured Period together with a certificate of an Authorized Officer of the Borrower confirming that (A) no Event of Default exists and (B) no Borrowing Base Trigger Event has occurred and is continuing.

Section 3.  Conditional Amendments to Credit Agreement. The amendments to the Credit Agreement set forth in this Section 3 shall be effective if, and only if, by no later than 5:00 pm, Central Time, on October 9, 2015, the Administrative Agent shall have received duly executed counterparts (in such number as may be requested by the Administrative Agent) of this Agreement from all Lenders.
3.1    Amendment to Section 1.1. The following defined terms set forth in Section 1.1 of the Credit Agreement are hereby amended in their entirety to read as follows:
“Collateral” shall have the meaning provided for such term in each of the Security Documents; provided that with respect to any Mortgages, “Collateral”, as defined herein, shall include “Mortgaged Property” as defined therein and the rights and interest of each Loan Party in Hedge Agreements giving rise to Lender Hedging Obligations.
“Obligations” shall mean (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan, any Swingline Loan, or any Letter of Credit (including any Unpaid Drawings), in each case, entered into with the Borrower or any other Credit Party, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof in any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (b) the Lender Hedging Obligations. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents include the obligation (including Guarantee Obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Credit Party under any Credit Document. Notwithstanding the foregoing, (a) the obligations of the Borrower or any Restricted Subsidiary under any Hedge Agreement giving rise to Lender Hedging Obligations shall be secured and guaranteed pursuant to the Security Documents and the Guarantee only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and the other Credit Documents shall not require the consent of the holders of Lender Hedge Obligations unless otherwise specifically set forth herein and (c) solely with respect to any Guarantor that is not an “eligible contract participant” under the

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Commodity Exchange Act, Excluded Hedge Obligations of such Credit Party shall in any event be excluded from “Obligations” owing by such Credit Party.
“Secured Parties” shall mean, collectively, (a) the Administrative Agent, (b) the Letter of Credit Issuers, (c) each Lender, each sub-agent pursuant to Article XII appointed by the Administrative Agent with respect to matters relating to the Credit Documents and (d) each Hedge Bank with respect to their respective Lender Hedging Obligations.
3.2    Further Amendment to Section 1.1. Section 1.1 of the Credit Agreement is hereby amended to add thereto the following definitions:
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.
“Excluded Hedge Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Guarantor with respect to, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof or other agreement or undertaking agreeing to guarantee, repay, indemnify or otherwise be liable therefor) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee obligation or other liability of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the guarantee obligation or other liability of such Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee obligation or other liability or security interest is or becomes illegal.
“Hedge Bank” shall mean any Person (other than the Borrower or any of its Subsidiaries) that (a) at the time it enters into a Hedge Agreement is a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent or (b) at any time after it enters into a Hedge Agreement, it becomes a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent.
“Lender Hedging Obligations” shall mean obligations under any Hedge Agreement which (a) are permitted by this Agreement between a Group Member

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and a Hedge Bank, and (b) specifies that the obligations of such Group Member are secured by the Security Documents. In no event shall any obligation under any Hedge Agreement subject to the Secured Hedge Facility be considered a Lender Hedging Obligation.
“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
3.3    Amendment to Article XI. The final paragraph of Article XI of the Credit Agreement is hereby amended to read in its entirety as follows:
Any amount received by the Administrative Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.5 shall be applied:
(i)    first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;
(ii)    second, to the Secured Parties, an amount equal to all Obligations due and owing to them on the date of distribution and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amount thereof; and
(iii)    third, pro rata to any other Obligations then due and owing; and
(iv)    fourth, any surplus then remaining, after all of the Obligations then due shall have been paid in full in cash, shall be paid to the Borrower or its successors or assigns or to whomever may be lawfully entitled to receive the same or as a court of competent jurisdiction may award.
3.4    Amendment to Section 13.17(b). Section 13.17(b) of the Credit Agreement is hereby amended to read in its entirety as follows:
(b)    Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than Lender Hedging Obligations and indemnification and other contingent obligations for which no claim has been asserted at the relevant time of determination) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not Cash Collateralized or otherwise back-stopped pursuant to arrangements satisfactory to the applicable Letter of Credit Issuer and the Administrative Agent (such time, “Facility Termination”), all security interests and Liens in all Collateral and all obligations under all the Credit Documents shall be automatically released and discharged (whether or not on the date of such

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release there may be any (i) Lender Hedge Obligations or (ii) any contingent or indemnification obligations not then due), and the Administrative Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required, advisable or reasonably requested by the Borrower to evidence or otherwise more fully effect the foregoing, provided, however, that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
3.5    Amendment to Article XIII. A new Section 13.23 is hereby added to the Credit Agreement to read as follows:
13.23. Collateral Matters; Hedge Agreements. The benefit of the Security Documents and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available on a pro rata basis to any Hedge Bank under any Hedge Agreement giving rise to Lender Hedging Obligations, in each case, after giving effect to all netting arrangements relating to such Hedge Agreements; provided that, with respect to any Hedge Agreement that remains secured after the Hedge Bank thereto is no longer a Lender or an Affiliate of a Lender, the provisions of Article XII shall also continue to apply to such Hedge Bank in consideration of its benefits hereunder and each such Hedge Bank shall, if requested by the Administrative Agent, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to evidence the continued applicability of the provisions of Article XII. No Person shall have any voting rights under any Credit Document solely as a result of the existence of Lender Hedging Obligations.

Section 4.  Effectiveness. This Amendment shall become effective on the first date on which each of the conditions set forth in this Section 4 is satisfied (the “Effective Date”):
4.1    The Administrative Agent shall have received duly executed counterparts (in such number as may be requested by the Administrative Agent) of this Amendment from (a) the Borrower, (b) each Guarantor, (c) the Administrative Agent, and (d) Lenders constituting at least the Majority Lenders.
4.2    The Administrative Agent shall have received all documents the Administrative Agent may have reasonably requested prior to the Effective Date relating to the existence of the Borrower, the corporate authority for and the validity of this Amendment and the Credit Agreement as amended thereby, and any other matters relevant thereto.
4.3    The Administrative Agent and the Majority Lenders shall have received customary closing certificates (including good standing certificates).

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4.4    The Borrower shall have paid (including an authorization by the Borrower to debit an account with the Administrative Agent), no later than the Effective Date, (a) to the Administrative Agent for each Lender executing and delivering this Amendment on or before 5:00 pm, Central Time, on September 30, 2015, a fee equal to 0.15% of such Lender’s Commitment; (b) to the Administrative Agent for each Lender executing and delivering this Amendment thereafter, but before both (1) 5:00 pm, Central Time, on October 2, 2015 and (2) the Effective Date, a fee equal to 0.10% of such Lender’s Commitment, and (c) all fees of the Administrative Agent and other amounts due and payable on or before the Effective Date to the extent invoiced, including all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower under the Credit Agreement. If any Lender executes and delivers this Amendment after the Effective Date but on or before 5:00 pm, Central Time, on October 2, 2015, the Borrower shall promptly pay to the Administrative Agent, for the account of such Lender, the fee that would have been payable to such Lender if it had executed and delivered this Amendment before the Effective Date.
4.5    No Default or Event of Default shall have occurred and be continuing as of the date hereof, after giving effect to the terms of this Amendment.
4.6    All representations and warranties made by any Credit Party in the Credit Agreement or in the other Credit Documents are, to the knowledge of the Borrower, true and correct in all material respects (unless such representations and warranties are already qualified by materiality or Material Adverse Effect, in which case they are true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date hereof (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (unless such representations and warranties are already qualified by materiality or Material Adverse Effect, in which case they are true and correct in all respects) as of such earlier date).
Section 5.  Miscellaneous.
5.1    (a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in each other Credit Document to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended or otherwise modified by this Amendment; (b) the execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any default of the Borrower or any right, power or remedy of the Administrative Agent or the Lenders under any of the Credit Documents, nor constitute a waiver of any provision of any of the Credit Documents; (c) this Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart; and (d) delivery of an executed counterpart of a signature page to this Amendment by telecopier or electronic mail shall be effective as delivery of a manually executed counterpart of this Amendment.

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5.2    Neither the execution by the Administrative Agent or the Lenders of this Amendment, nor any other act or omission by the Administrative Agent or the Lenders or their officers in connection herewith, shall be deemed a waiver by the Administrative Agent or the Lenders of any defaults which may exist or which may occur in the future under the Credit Agreement and/or the other Credit Documents, or any future defaults of the same provision waived hereunder (collectively “Violations”). Similarly, nothing contained in this Amendment shall directly or indirectly in any way whatsoever either: (a) impair, prejudice or otherwise adversely affect the Administrative Agent’s or the Lenders’ right at any time to exercise any right, privilege or remedy in connection with the Credit Documents with respect to any Violations; (b) amend or alter any provision of the Credit Agreement, the other Credit Documents, or any other contract or instrument; or (c) constitute any course of dealing or other basis for altering any obligation of the Borrower or any right, privilege or remedy of the Administrative Agent or the Lenders under the Credit Agreement, the other Credit Documents, or any other contract or instrument. Nothing in this letter shall be construed to be a consent by the Administrative Agent or the Lenders to any Violations.
5.3    The Borrower and each Guarantor hereby (a) acknowledges the terms of this Amendment; (b) ratifies and affirms its obligations under, and acknowledges, renews and extends its continued liability under, each Credit Document to which it is a party and agrees that each Credit Document to which it is a party remains in full force and effect, except as expressly amended or modified hereby; and (c) represents and warrants to the Lenders that as of the Effective Date, after giving effect to the terms of this Amendment: (i) all of the representations and warranties contained in each Credit Document to which it is a party are true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct), except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct) as of such specified earlier date, and (ii) no Default or Event of Default has occurred and is continuing.
5.4    This Amendment is a Credit Document as defined and described in the Credit Agreement and all of the terms and provisions of the Credit Agreement relating to Credit Documents shall apply hereto.
5.5    THE CREDIT DOCUMENTS, INCLUDING THIS AMENDMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
5.6    THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers thereunto duly authorized as of the date first above written.

BORROWER:	CHESAPEAKE ENERGY CORPORATION

	By:	/s/ Caleb G. Morgret
	Name:	Caleb G. Morgret
	Title:	Vice President and Treasurer

GUARANTORS:	CHESAPEAKE LOUISIANA, L.P.
By: CHESAPEAKE OPERATING, L.L.C., its general partner

	By:	/s/ Caleb G. Morgret
	Name:	Caleb G. Morgret
	Title:	Vice President and Treasurer

Signature Page
CHESAPEAKE ENERGY CORPORATION - First Amendment

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CHESAPEAKE EXPLORATION, L.L.C.
CHESAPEAKE APPALACHIA, L.L.C.
CHESAPEAKE E&P HOLDING CORPORATION
CHESAPEAKE ENERGY LOUISIANA CORPORATION
CHESAPEAKE NG VENTURES CORPORATION
CHK ENERGY HOLDINGS, INC.
SPARKS DRIVE SWD, INC.
WINTER MOON ENERGY CORPORATION
CHESAPEAKE AEZ EXPLORATION, L.L.C.
CHESAPEAKE-CLEMENTS ACQUISITION, L.L.C.
CHESAPEAKE ENERGY MARKETING, L.L.C.
CHESAPEAKE LAND DEVELOPMENT COMPANY, L.L.C.
CHESAPEAKE OPERATING, L.L.C.
CHESAPEAKE PLAZA, L.L.C.
CHESAPEAKE ROYALTY, L.L.C.
CHESAPEAKE VRT, L.L.C.
CHK-MAC, L.L.C.
CHK UTICA PREFERRED HOLDINGS, L.L.C.
COMPASS MANUFACTURING, L.L.C.
EMLP, L.L.C., on behalf of itself and as general partner in
     EMPRESS LOUISIANA PROPERTIES, L.P.
EMPRESS, L.L.C.
GSF, L.L.C.
MC LOUISIANA MINERALS, L.L.C.
MC MINERAL COMPANY, L.L.C.
MIDCON COMPRESSION, L.L.C.
NOMAC SERVICES, L.L.C.
NORTHERN MICHIGAN EXPLORATION COMPANY,
     L.L.C.
ARKANSAS MIDSTREAM GAS SERVICES CORP.
AMGS, L.L.C.
CHESAPEAKE MIDSTREAM DEVELOPMENT, L.L.C.
CHESAPEAKE MIDSTREAM HOLDINGS, L.L.C.
CHESAPEAKE MIDSTREAM MANAGEMENT, L.L.C.
CHESAPEAKE WEST TEXAS GATHERING, L.L.C.
CHK UTICA, L.L.C.

By:	/s/ Caleb G. Morgret
Name:	Caleb G. Morgret
Title:	Vice President and Treasurer

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CHESAPEAKE ENERGY CORPORATION - First Amendment

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MUFG UNION BANK, N.A., as Administrative Agent and Lender

By:	/s/ Haylee Edwards
Name:	Haylee Edwards
Title:	Vice President

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CHESAPEAKE ENERGY CORPORATION - First Amendment

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THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Lender

By:	/s/ Carl Stutzman
Name:	Carl Stutzman
Title:	Managing Director
Group Head

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CHESAPEAKE ENERGY CORPORATION - First Amendment

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WELLS FARGO BANK NATIONAL ASSOCIATION, as Co-Syndication Agent, Letter of Credit Issuer, Swingline Lender and Lender

By:	/s/ Michael A. Tribolet
Name:	Michael A. Tribolet
Title:	Managing Director

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CHESAPEAKE ENERGY CORPORATION - First Amendment

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CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Documentation Agent, Letter of Credit Issuer and Lender

By:	/s/ Sharada Manne
Name:	Sharada Manne
Title:	Managing Director

By:	/s/ Michael Willis
Name:	Michael Willis
Title:	Managing Director

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BANK OF AMERICA, N.A., as Co- Documentation Agent, Letter of Credit Issuer and Lender

By:	/s/ Bryan Heller
Name:	Bryan Heller
Title:	Director

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JPMORGAN CHASE BANK, N.A., as Co- Documentation Agent, Letter of Credit Issuer and Lender

By:	/s/ Muhammad Hasan
Name:	Muhammad Hasan
Title:	Vice President

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CITIBANK, N.A., as Lender

By:	/s/ Saqeeb Ludhi
Name:	Saqeeb Ludhi
Title:	Vice President

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DEUTSCHE BANK AG NEW YORK BRANCH, as Lender

By:	/s/ Kirk L. Tashjian
Name:	Kirk L. Tashjian
Title:	Director

By:	/s/ Keith C. Braun
Name:	Keith C. Braun
Title:	Managing Director

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DNB CAPITAL LLC, as Lender

By:	/s/ Asulv Tveit
Name:	Asulv Tveit
Title:	First Vice President

By:	/s/ Joe Hykle
Name:	Joe Hykle
Title:	Senior Vice President

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GOLDMAN SACHS BANK USA, as Lender

By:	/s/ Michelle Latzoni
Name:	Michelle Latzoni
Title:	Authorized Signatory

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MORGAN STANLEY BANK, N.A., as Lender

By:	/s/ Dmitriy Barskiy
Name:	Dmitriy Barskiy
Title:	Authorized Signatory

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BARCLAYS BANK PLC, as Lender

By:	/s/ Luke Syme
Name:	Luke Syme
Title:	Assistant Vice President

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EXPORT DEVELOPMENT CANADA, as Lender

By:	/s/ Trevor Mulligan
Name:	Trevor Mulligan
Title:	Asset Manager

By:	/s/ Victor Samuel
Name:	Victor Samuel
Title:	Asset Manager

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CHESAPEAKE ENERGY CORPORATION - First Amendment

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NATIXIS, NEW YORK BRANCH, as Lender

By:	/s/ Stuart Murray
Name:	Stuart Murray
Title:	Managing Director

By:	/s/ Mary Lou Allen
Name:	Mary Lou Allen
Title:	Director

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MIZUHO BANK, LTD., as Lender

By:	/s/ Leon Mo
Name:	Leon Mo
Title:	Authorized Signatory

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BNP Paribas, as Lender

By:	/s/ Ann Rhoads
Name:	Ann Rhoads
Title:	Managing Director

By:	/s/ Sriram Chandrasekaran
Name:	Sriram Chandrasekaran
Title:	Director

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COMPASS BANK, as Lender

By:	/s/ Kathleen J. Bowen
Name:	Kathleen J. Bowen
Title:	Managing Director

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CHESAPEAKE ENERGY CORPORATION - First Amendment

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THE BANK OF NOVA SCOTIA, as Lender

By:	/s/ Alan Dawson
Name:	Alan Dawson
Title:	Director

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U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Bruce E. Hernandez
Name:	Bruce E. Hernandez
Title:	Senior Vice President

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CHESAPEAKE ENERGY CORPORATION - First Amendment